Exhibit 99.1

FOR IMMEDIATE RELEASE
November 18, 2010
Contact:
Phil Pantano
Pantano & Associates, L.L.C.
716-601-4128

SENECA GAMING SUCCESSFULLY REFINANCES $500 MILLION BONDS

Reduces borrowing costs and implements plan to reduce debt

NIAGARA FALLS, N.Y. — Seneca Gaming Corporation today announced the successful refinancing of its $500 million 7-1/4% Senior Notes due May 2012 through a combination of a new $325 million senior note issuance and a new $225 million senior secured credit facility. The proceeds from the note issuance and $175 million of the $225 million credit facility will be used to purchase or reacquire the corporation’s outstanding senior notes. The remaining $50 million of the credit facility replaces the corporation’s existing senior secured revolving line of credit.

“We are extremely pleased with all aspects of the refinancing, which we believe not only reflects terms and rates among the most favorable since the economic recession seized the credit markets, but also highlights the financial strength of the corporation and the proactive leadership of our board of directors and the Seneca Nation Council over a period of more than two years,” said David Sheridan, Chief Financial Officer, Seneca Gaming Corporation. “With an initial blended rate for the borrowings at less than seven percent, we achieved a tremendous outcome that reduces our current cost of capital — a great accomplishment in any economy, but one even more remarkable given the ongoing unsettled economic environment.”

The $225 million five-year bank credit facility, which includes a $175 million term loan and $50 million revolving credit facility, was completed with a syndicate of only six banks. The $175 million term loan amortizes by 20 percent, or $35 million, per year and will be fully satisfied at the end of five years. It carries an initial interest rate of LIBOR plus 2.75 percent, which decreases as the company reduces its outstanding debt.

“We believe the structure of this transaction provides a refreshing approach, illustrating the collective commitment of our board and the Nation Council to reduce debt and further the Nation’s goal of financial self-sufficiency and economic sovereignty,” Sheridan added. “At the same time, we also believe that this refinancing positions us to further build upon our impressive record of success.”

In addition to the new credit facility, Seneca Gaming Corporation issued $325 million in new 8-1/4% senior notes, due in 2018.

“The note offering was extremely well received and reflects the confidence the financial community has in our operations and in our record of strong performance despite some of the most difficult economic conditions in memory,” said Cathy Walker, the corporation’s President and CEO. “The national economy is far different today than it was before the recession and our ability to secure approximately $1 billion in subscriptions from qualified institutional buyers in today’s market is a testament to the principles of sound fiscal governance and responsible operations to which our board of directors and our management team, along with our owners, the Seneca Nation of Indians, have made an unrelenting commitment.”

Over the past 12 months, the corporation has completed a $9 million expansion of its Seneca Buffalo Creek Casino, significantly reinvested in its slot product at Seneca Niagara Casino & Hotel and Seneca Allegany Casino & Hotel and completed the $25 million Robert Trent Jones II-designed Seneca Hickory Stick Golf Course.

“As the recession began to take a grip on the gaming industry, we looked inward to find ways to strengthen our financial position to help meet the economic challenges of the day without impacting customer experience and loyalty,” explained Kevin W. Seneca, Chairman of the Board of Directors. “Part of the solution was implementing cost saving measures and more disciplined financial analysis across our operations. At the same time, we made responsible investments in our properties which enhanced the overall environment for our patrons and positioned us for future success. The prudence of our strategy and discipline was borne out in the results of the recent refinancing.”

Seneca Gaming Corporation operates Seneca Niagara Casino & Hotel in Niagara Falls, New York, Seneca Allegany Casino & Hotel in Salamanca, New York, Seneca Buffalo Creek Casino in Buffalo, New York and Seneca Hickory Stick Golf Course in Lewiston, New York on behalf of the Seneca Nation of Indians.

Since opening Seneca Niagara Casino in 2002, Seneca Gaming Corporation has grown to employ more than 3,500 people at its three casino operations. The company operates world-class facilities offering more than 6,500 slot machines, 140 table games, 800 hotel rooms, a championship golf course and other related amenities. For more information, visit www.senecagamingcorporation.com.

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this press release, including, but not limited to our ability to build upon our record of success.

Additional information concerning potential factors that could affect SGC’s financial condition and results of operations are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q .. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website www.senecagamingcorporation.com. SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.